Exhibit 99.1

NTN Buzztime, Inc. Receives Noncompliance Notice from NYSE MKT

CARLSBAD, Calif., November 16, 2015 — NTN Buzztime, Inc. (NYSE MKT: NTN), leader in interactive entertainment and innovative dining technology to bars and restaurants in North America, announced it received of a letter from NYSE Regulation, Inc. on November 13, 2015, stating that the company is not in compliance with Sections 1003(a)(iii) of the Company Guide (the “Company Guide”) of the NYSE MKT LLC (“NYSE MKT” or the “Exchange”) because the company reported stockholders’ equity of less than $6 million as of September 30, 2015 and had net losses in five of its most recent fiscal years ended December 31, 2014. As a result, the company has become subject to the procedures and requirements of Section 1009 of the Company Guide. The letter has no immediate effect on the listing of the company's common stock on the Exchange.

In order to maintain its listing, NTN Buzztime must submit a plan to NYSE Regulation by December 13, 2015, advising of the actions it has taken or will take to regain compliance with Section 1003(a)(iii) of the Company Guide by May 13, 2017. If the plan is accepted, NTN Buzztime will be subject to periodic reviews for compliance with the plan. If NTN Buzztime does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but NTN Buzztime is not in compliance with the continued listing standards by May 13, 2017, or if NTN Buzztime does not make progress consistent with the plan, the Exchange will initiate delisting procedures as appropriate.

NTN Buzztime’s management is pursuing options to address the deficiency and intends to submit a compliance plan on or before the deadline set by the NYSE Regulation.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 8 million player registrations and over 80 million games were played in 2014 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA

buzztime@lhai.com

415-433-3777